UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): July 27, 2023

ChargePoint Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)
(408) 841-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On July 27, 2023, ChargePoint Holdings, Inc. (the “Company”) entered into a Revolving Credit Agreement (the “Credit Agreement”) by and among the Company, ChargePoint, Inc., a wholly owned subsidiary of the Company, as borrower (the “Borrower”), certain subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), the lender parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (“JPMorgan”), providing for a senior secured revolving credit facility in an initial aggregate principal amount of up to $150 million with a maturity date of January 1, 2027 (the “Revolving Credit Facility”). Pursuant to the Credit Agreement, the Borrower may from time to time arrange for one or more increases in the aggregate commitments under the Revolving Credit Facility in an aggregate principal amount not to exceed $150 million, subject to obtaining the consent of the lenders participating in any such increase. The Company and the Subsidiary Guarantors are guarantors of the Borrower’s obligations under the Revolving Credit Facility. In addition, the Revolving Credit Facility is secured by (i) a first priority pledge of the equity securities of the Borrower and certain of its subsidiaries and (ii) first priority security interests in substantially all tangible and intangible personal property, including intellectual property, of the Borrower, the Company and each Subsidiary Guarantor, in each case, subject to customary exceptions and limitations.
Loans under the Revolving Credit Facility may be denominated in U.S. dollars, Euros or pounds sterling. Borrowings under the Revolving Credit Facility will bear interest, at the Borrower’s option, based on (a) for loans denominated in U.S. Dollars, (i) the Alternate Base Rate (as defined in the Credit Agreement) plus a rate per annum of 1.75% or (ii) the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus a rate per annum of 2.75%; (b) for loans denominated in Euros, the Adjusted EURIBOR Rate (as defined in the Credit Agreement) plus a rate per annum of 2.75%; or (c) for loans denominated in pounds sterling, the Daily Simple RFR (as defined in the Credit Agreement) plus a rate per annum of 2.75%.
Undrawn amounts under the Revolving Credit Facility accrue a commitment fee at a rate per annum of 0.40%, payable in arrears on the last day of March, June, September and December of each year during the term of the Revolving Credit Facility. In addition, undrawn amounts under any letters of credit issued under the Revolving Credit Facility accrue participation fees at a rate per annum of 2.25%, as well as other customary issuance and administration fees.
The Credit Agreement contains (i) customary covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, incur additional liens, make investments or acquisitions, make dividends, distributions or other restricted payments, dispose of property, and enter into transactions with affiliates and (ii) customary events of default. In addition, the Credit Agreement requires that the Borrower comply with a minimum liquidity covenant.
Proceeds of loans made under the Revolving Credit Facility will be available for working capital and general corporate purposes, including permitted acquisitions, and letters of credit may be issued under the Revolving Credit Facility for the same purposes.
The Company and its affiliates may from time to time engage certain of the lenders under the Revolving Credit Facility to provide other banking, investment banking and financial services.
The foregoing description of the Revolving Credit Facility is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1
Revolving Credit Agreement, dated as of July 27, 2023 by and among the Company, ChargePoint, Inc., the subsidiaries of the Company party thereto as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104.0	Cover Pager Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson
Title: Chief Financial Officer
Date: July 27, 2023